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                                                                       EXHIBIT 2

      THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED OR SOLD WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE BORROWER THAT SUCH TRANSFER OR SALE DOES NOT VIOLATE THE SECURITIES ACT OF 1933, OR ANY APPLICABLE STATE SECURITIES LAW.

                                 PROMISSORY NOTE

$1,000,000                                                 As of August 13, 1999

      FOR VALUE RECEIVED, the undersigned, SKYNET HOLDINGS, INC., a Delaware corporation, hereinafter referred to as "MAKER", promises to pay to the order of Lancer Offshore Inc., hereinafter referred to as "PAYEE", or its Successors or assigns, c/o The Lancer Group, 375 Park Avenue, Suite 2006, New York, NY 10152, or at such other addresses as PAYEE or any subsequent holder of this Note may designate in writing from time to time, in the manner hereinafter set forth, in immediately available local, collected funds, the principal sum of ONE MILLION ($1,000,000), or so much thereof as may be outstanding from time to time, together with interest thereon from the date hereof until maturity. All interest shall be computed on a daily basis and calculated on the basis of a three hundred sixty-five (365) day year.

      This Note shall bear interest at a fixed rate per annum equal to ten percent (10%). In no event shall interest be due at a rate in excess of the maximum lawful rate allowable from time to time under the laws of the State of California. Should any provision of this Note or any existing or further notes or any other agreement between MAKER and PAYEE, be construed to require the payment of interest which, together with any other charges on the principal or any portion thereof, howsoever computed, exceeds such maximum lawful rate, then any such excess shall be applied against the remaining principal balance.

      Principal and accrued interest on the then-outstanding principal balance of this Note shall be repaid in full on the maturity date ninety (90) days from the date hereof (the "Maturity Date"). Notwithstanding the foregoing, MAKER shall repay in full the outstanding principal amount hereof and any accrued interest thereon at such earlier time as MAKER shall have raised, in the aggregate from the date of this Note, at least $2,000,000 in proceeds from the sale of its securities.

      In addition to interest as provided herein, pursuant to the terms of a certain investment letter of even date herewith MAKER shall issue to PAYEE 75,000 shares of its common stock, par value $0.001 per share ("Common Stock") in further consideration of the advance made by PAYEE to MAKER. In the event that MAKER does not fully repay all principal and interest on or before the Maturity Date, for each period of ninety (90) days that MAKER is delinquent in repaying this loan beyond the Maturity Date, MAKER agrees that it will issue an additional 75,000 shares of Common Stock to PAYEE. Furthermore, MAKER has advised PAYEE that MAKER has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission with respect to the secondary registration for resale of certain of common shares. MAKER has further advised PAYEE that MAKER intends, prior to securing effectiveness thereof, to amend the Registration Statement and that MAKER agrees to include the resale of the shares of Common Stock granted hereunder in the Registration Statement, once filed with the Securities and Exchange Commission.

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      No delay or commission on the part of the holder hereof in exercising any right hereunder shall operate as a waiver of such right or any other right under this Note, nor shall any waiver on one occasion be construed as a bar to or waiver of any such right on any future occasion. No waiver under or modification of this Note shall be effective unless in writing and signed by the holder of this Note.

      Interest hereunder shall be charged only on the sums advanced from the date of advance to the date of repayment. MAKER does not intend or expect to pay, nor does PAYEE intend or expect to charge, accept or collect any interest which when added to any commitment fee or any other charge upon the principal, shall be in excess of the highest lawful rate allowable under applicable law. Should acceleration, prepayment or any other charges upon the principal or any portion thereof result in the computation or earning of interest in excess of the highest lawful rate, then any and all such excess is hereby waived and shall be applied against the remaining principal balance, if any, and thereafter refunded to MAKER.

      This Note shall be governed as to validity, interpretation, construction, effect and all other respects by the laws and decisions of the State of California.

      All payments made hereunder shall be credited first to accrued interest and then to principal; however, in the event of any default hereunder, PAYEE may, in its sole discretion, and in such order as it may choose, apply any payment to interest, principal, and/or lawful charges and expenses then accrued.

      From and after the date of any failure by MAKER to perform or observe any of its obligations hereunder (an "Event of Default"), the principal balance under this Note shall bear interest, from such date until paid, at a rate of 12% per annum (the "Default Rate").

      WAIVER OF JURY TRIAL. PAYEE, BY ITS ACCEPTANCE HEREOF, AND MAKER HEREBY MUTUALLY, KNOWINGLY, WILLINGLY AND VOLUNTARILY WAIVE THEIR RIGHT TO TRIAL BY JURY, AND, NO PARTY, NOR ANY ASSIGNEE, SUCCESSOR, HEIR, OR LEGAL REPRESENTATIVE OF THE PARTIES (ALL OF WHOM ARE HEREINAFTER REFERRED TO AS THE "PARTIES") SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEEDING BASED UPON OR ARISING OUT OF THIS NOTE, THE INVESTMENT LETTER OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY INSTRUMENT EVIDENCING, SECURING, OR RELATING TO THE INDEBTEDNESS AND OTHER OBLIGATIONS EVIDENCED HEREBY OR THEREBY OR ANY RELATED AGREEMENT OR INSTRUMENT, OR ANY COURSE OF ACTION, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS RELATING TO THIS NOTE, THE LETTER AGREEMENT OR THE OTHER LOAN DOCUMENTS. THE WAIVER CONTAINED HEREIN IS IRREVOCABLE, CONSTITUTES A KNOWING AND VOLUNTARY WAIVER, AND SHALL BE SUBJECT TO NO EXCEPTIONS. PAYEE HAS IN NO WAY AGREED WITH OR REPRESENTED TO MAKER OR ANY OTHER PARTY THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

                                    SKYNET HOLDINGS, INC., a Delware corporation

                                    By:/s/ BYRON H. HOGUE
                                       --------------------------
                                    Print Name: BYRON H. HOGUE
                                    Title: CHIEF EXECUTIVE OFFICER

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